Exhibit 99.2

News Release
Polaris Industries	Media Contact: Marlys Knutson
2100 Highway 55	Phone: 763/542-0533
Medina, MN 55340-9770	marlys.knutson@polaris.com

FOR IMMEDIATE RELEASE

Polaris Industries Inc. Announces Hiring of Michael Speetzen as Executive Vice President, Finance and Chief Financial Officer

MINNEAPOLIS (July 13, 2015) – Polaris Industries Inc. (NYSE: PII) today announced that Michael Speetzen has been appointed Executive Vice President, Finance and Chief Financial Officer, effective August 3rd, replacing the retiring Mike Malone. Speetzen has been CFO of Xylem Inc. since 2011, leading the finance organization of a company that does business in over 150 countries and generated 2014 revenue of over $3.9B.

“Mike Speetzen has just about done it all in his 20+ years as a finance professional and business leader. He has taken a spinoff company public, championed billions of dollars’ worth of M&A activity, mastered the intricacies of transacting international business, developed tremendous capital market and treasury insight, and generated significant stakeholder value for both public and private corporations,” said Scott Wine, Polaris Chairman and CEO. “Mike’s combination of world-class financial planning and analysis, strategic acumen and strong leadership will play a huge role in Polaris’ continued growth, and his proven commitment to improving the bottom line will ensure that we meet our strategic objective of profitable growth.”

Wine continued, “We are extremely grateful for the extraordinary career and significant contributions of Mike Malone, who has announced his intention to retire after over 30 years with Polaris, and are confident that Speetzen will hit the ground running thanks to the strong team and robust financial systems and processes developed, implemented and refined during the Malone era.”

Prior to Speetzen’s role as CFO at Xylem Inc., a publicly-traded spinoff of ITT Corporation’s water services businesses, he served as CFO of ITT Fluid and Motion Controls. From 2007 to 2009 Speetzen was CFO of StandardAero, a privately-owned aerospace company. Mike spent 12 years in positions of increasing responsibility with Honeywell International, formerly AlliedSignal.

Mike, his wife Julie, and their four daughters will be transitioning from Connecticut to the Minneapolis area in the coming weeks. He and his family lead an active, high energy lifestyle. He is also active in the community, having previously served on the local boards of both the YMCA and the Partnership for a Drug Free America. Mike earned his Bachelor’s in Management from Purdue, and his MBA from Thunderbird.

About Polaris®
Polaris is a recognized leader in the powersports industry with annual 2014 sales of $4.5 billion. Polaris designs, engineers, manufactures and markets innovative, high quality off-road consumer and military vehicles, including all-terrain vehicles (ATVs) and the Polaris RANGER® and RZR® side-by-side vehicles, snowmobiles, motorcycles and on-road electric/hybrid powered vehicles.
Polaris is among the global sales leaders for both snowmobiles and off-road vehicles and has established a presence in the heavyweight cruiser and touring motorcycle market with the Victory® and Indian Motorcycle® and Slingshot® brands. Additionally, Polaris continues to invest in the global Work and Transportation vehicle industry with Global Electric Motorcars (GEM), Goupil Industrie SA, Aixam Mega S.A.S., and internally developed vehicles. Polaris enhances the riding experience with a complete line of Polaris Engineered Parts, Accessories and Apparel, Klim branded apparel and ORV accessories under the Kolpin®, Cycle Country® and Pro Armor® brands.
Polaris Industries Inc. trades on the New York Stock Exchange under the symbol “PII”, and the Company is included in the S&P Mid-Cap 400 stock price index.
Information about the complete line of Polaris products, apparel and vehicle accessories are available from authorized Polaris dealers or anytime at www.polaris.com.
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